EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of China Digital Communication Group (File No. 333-162701) of our report dated March 28, 2011 with respect to our audit of the consolidated financial statements of New Energy Systems Group (Formerly known as China Digital Communication Group) as of December 31, 2010 and 2009 for the years then ended, which report is included in this Annual Report on Form 10-K/A Amendment No. 5 of New Energy Systems Group for the year ended December 31, 2010.

Goldman Kurland and Mohidin LLP
Encino, California
November 10, 2011